Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

ON24, Inc.
(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other (2)	2,386,367	(3)	$12.83	(2)	$30,617,088.61	$0.0000927	$2,838.20
Equity	Common Stock, $0.0001 par value per share	Other (4)	477,273	(5)	$10.91	(4)	$5,207,048.43	$0.0000927	$482.70
Total Offering Amounts							$35,824,137.04		$3,320.90
Total Fee Offsets									—
Net Fee Due									$3,320.90
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2021 Plan is based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 7, 2022.
(3)Represents 2,386,367 additional shares of common stock that were automatically added to the shares authorized for issuance under the 2021 Plan pursuant to an annual “evergreen” increase provision contained in the 2021 Plan.
(4)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the ESPP is based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 7, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.
(5)Represents 477,273 additional shares of common stock that were automatically added to the shares authorized for issuance under the ESPP pursuant to an annual “evergreen” increase provision contained in the ESPP.